EXHIBIT 10.27

FORM OF EMPLOYEE STOCK OPTION GRANT LETTER

DATE OF GRANT

EMPLOYEE NAME
EMPLOYEE ADDRESS

Dear Employee Name:

                 This letter sets forth the terms and conditions of the stock option granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 1996 Stock Option Incentive Plan (the “Plan”). You have been granted an option (the “Option”) to purchase NUMBER shares of the Company’s Common Stock (“Common Stock”) and a tandem limited stock appreciation right (the “Limited SAR”). The Option is not  intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

                 The Option is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company (the “Board”), and this letter. Any terms used in this letter and not defined have the meanings set forth in the Plan.

                 This grant is intended to fulfill the Plan’s purpose of providing additional incentives to employees such as yourself in the form of options to purchase Common Stock, thereby increasing your personal stake in the continued success and growth of the Company and encouraging you to remain in the Company’s employ.

                 In addition to serving as a grant letter, this document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. The date of this part of the prospectus is DATE OF GRANT.

1.             Option Price

                 The price at which you may purchase the shares of Common Stock covered by the Option is $price per share which is the fair market value of a share on the date of grant of your Option.

2.             Term of Option

                 Your Option expires in all events on DATE. However, your Option may terminate prior to such expiration date as provided in paragraphs 6 and 7 of this letter upon the occurrence of one of the events described in those paragraphs. Regardless of the provisions of paragraphs 6 and 7, in no event can your Option be exercised after the expiration date set forth in this paragraph 2.

3.             Exercisability of Option

(a) Unless it becomes exercisable on an earlier date as provided in paragraphs 6 and 7 below, no portion of your Option can be exercised before DATE.

(b) Unless it becomes exercisable on an earlier date as provided in paragraphs 6 and 7 below, your Option will become exercisable in installments as follows, provided that you are an employee or director of the Company or its subsidiaries on each such date:

Period Beginning	Cumulative Percentage of Shares as to Which Option is Exercisable

Date	Percentage
Date	Percentage
Date	Percentage
Date	Percentage
Date	Percentage
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(c) To the extent your Option has become exercisable, you may exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires or terminates.

4.             Exercise of Option

                 You may exercise your Option by giving written notice to the Company of the number of shares of Common Stock desired to be purchased. The notice must be hand delivered or mailed to the Company , 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042; Attention: Senior Vice President/Human Resources. The notice must be accompanied by either (i) tender in full of the option price, in cash or Common Stock, as provided in paragraphs 5(a) and 5(b) below, or any combination thereof, or (ii) the documents necessary to arrange for payment of the option price through the “cashless option exercise program,” as described in paragraph 5(c) below, if the Company has such a program in effect at the time of such exercise (and such program is available to executive officers and directors if you are an executive officer or director at the time of such exercise). A copy of the form of notice to be used in exercising your Option (the “Option Exercise Form”) is attached. Your Option will be deemed exercised on the date the Option Exercise Form is hand delivered or, if mailed, postmarked.

                 The shares of Common Stock you will receive upon exercise of your Option may consist of authorized but unissued shares or treasury shares of the Company, as determined from time to time by the Company’s Board of Directors.

5.             Satisfaction of Option Price

(a) Payment of Cash. Your Option may be exercised by payment of the option price in cash (including check, bank draft, money order, or wire transfer to the order of the Company).

(b) Payment of Common Stock. You may satisfy the option price by tendering shares of Common Stock you have owned for at least six months. The fair market value of any shares of Common Stock so tendered shall be the mean between the highest and lowest quoted selling price, regular way, of the Common Stock on the Nasdaq National Market (or the principal exchange upon which the Common Stock is listed) for the day before the date of exercise or, if no such sale of Common Stock occurs on such date, the mean between the highest and lowest quoted selling price on the nearest trading date before such date. The certificate(s) evidencing shares tendered in payment of the option price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered to exercise your Option. Fractional shares may not be tendered in satisfaction of the option price; any portion of the option price which is in excess of the aggregate fair market value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the option price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess shares.

(c) Cashless Exercise. If the Company has in effect a cashless option exercise program at the time of your exercise (and such program is available to executive officers and directors if you are an executive officer or director at the time of such exercise) and you elect to exercise your Option under such program, you must comply with the procedures for satisfying the option price under such program as in effect at the time of such exercise. Please contact the Senior Vice President/Human Resources with inquiries about the cashless option exercise program.

6. Termination of Employment

(a) General. The following special rules apply to your Option in the event of your death, disability, retirement, or other termination of employment.

(i) Termination of Employment for Cause. If the Company or a subsidiary terminates your employment for Cause, your Option will terminate on the date of such termination of employment. For purposes of this Agreement, “Cause” means (A) your willful failure to perform the duties of your employment, (B) your intentional engagement in dishonest conduct in connection with the performance of services or (C) your conviction of a felony.

(ii) Voluntary Termination of Employment. If you voluntarily terminate your employment with the Company or a subsidiary other than upon Retirement (as defined below), your Option will terminate 60 days after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will
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be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your employment.

(iii) Termination Without Cause. If the Company or a subsidiary terminates your employment without Cause, your Option will terminate six months after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your employment.

(iv) Death or Disability. If your employment terminates by reason of death or Disability, your Option will become fully exercisable upon such termination of employment and will terminate two years following such termination. For these purposes, “Disability” means that you have been unable to perform the essential functions of your employment due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Board (upon recommendation of the Committee).

(v) Retirement. Upon your Retirement from the Company, your Option will become immediately exercisable in full. If you do not serve as a director of the Company, you may exercise your Option for a period of two years following your Retirement, but not beyond the term of the Option. If you continue to serve as a director of the Company following your Retirement, your Option will terminate two years after the termination of your service as a director, but not beyond the term of the Option. For purposes of this provision, “Retirement” means termination of your employment with the Company or its subsidiaries at a time when you are eligible to retire under a retirement program of the Company or one of its subsidiaries or as otherwise determined by the Board upon recommendation of the Committee.

(vi) Acceleration and Adjustments of Exercise Period. If permitted by the OTS, the Board (upon recommendation of the Committee) may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this paragraph 6(a), but not beyond the expiration date of your Option as set forth in paragraph 2 above.

(b) Board Determinations. The Board shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

7. Change of Control

(a) In general, a Change of Control will be deemed to have occurred if:

(i) any person or group becomes the owner of (or obtains the right to acquire) 25% of the voting securities of the Company or Flushing Savings Bank, FSB (the “Bank”);

(ii) there is a change in the composition of a majority of the Board of Directors of the Company or the Bank, which change was not approved by a majority of such Board of Directors as previously constituted;

(iii) any entity acquires all or substantially all of the assets of the Bank or the Company; or

(iv) the Company’s or the Bank’s shareholders approve a merger or consolidation with another company where such shareholders would not own 50% or more of the surviving corporation.

This description of a Change of Control is only a summary, and the definition contained in the Plan is controlling.

(b) Notwithstanding the provisions of paragraph 3, upon the occurrence of a Change of Control, if you are an employee or a director of the Company or its subsidiaries at such time, your Option and Limited SAR will become immediately exercisable in full. Notwithstanding the provisions of paragraph 6, your Option will terminate no sooner than one year after any termination of employment following a Change of Control.
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8.             Limited Stock Appreciation Right

                Your Limited SAR may be exercised only during the 90-day period following a Change of Control and only if you are an employee or a director of the Company or its subsidiaries at the time of the Change of Control. During such 90-day period, you will be entitled to exercise the Limited SAR in whole or in part and receive a cash payment from the Company within 30 days of such exercise in settlement of such exercise. For each share subject to your Option as to which the Limited SAR is exercised, such payment shall equal an amount by which (a) the greater of (i) the highest market price per share of Common Stock during the 90-day period before such exercise or (ii) the highest price per share paid by an acquiring person during the 90-day period before the Change of Control (or the cash equivalent of such price, as determined by the Board) exceeds (b) the o ption price. The exercise, in whole or in part, of the Limited SAR will reduce the number of shares remaining subject to the Option by the number of shares with respect to which the Limited SAR is exercised, and vice versa.

                 You may exercise your Limited SAR by written notice to the Company of the date of grant of the Limited SAR and the number of shares with respect to which the Limited SAR is being exercised. Such notice should be telecopied, hand delivered or mailed to the Company, Attention: Senior Vice President/Human Resources. A copy of the form of notice to be used in exercising your Limited SAR is attached. Your Limited SAR will be deemed exercised on the date telecopied, hand delivered, or postmarked.

9. Federal Income Tax Consequences

(a) General. The following description of the federal income tax consequences of your Option and Limited SAR is based on currently applicable provisions of the Code and related regulations, and is intended to be only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b) Option and Limited SAR Grant. The grant of the Option and Limited SAR will not cause you to be subject to federal income tax.

(c) Option and Limited SAR Exercise. You will recognize ordinary income for federal income tax purposes on the date you exercise your Option or Limited SAR. The amount of income you will recognize upon exercise of the Option is equal to the difference between the option price and the fair market value of the shares on the date of exercise.

Upon exercise of the Limited SAR, you will recognize income in an amount equal to the amount of cash you receive in settlement of such exercise (including amounts applied to satisfy applicable withholding tax liability).

(d) Sale of Option Shares. Your tax basis in the shares acquired upon exercise of your Option will be equal to the fair market value of the shares on the exercise date.

You will recognize capital gain or loss on your sale or exchange of the Option shares to the extent of any difference between the amount realized and your tax basis in the shares. ..

(e) Exercise Using Common Stock. If you deliver shares of Common Stock you have owned for at least six months to exercise your Option, the shares you deliver are valued at their fair market value on the date of exercise. The delivery of such shares will not result in taxable gain to you, even if the shares have appreciated in value from the time you acquired them. Instead, a portion of the shares you receive upon exercise (equal in number to the number of shares you deliver) will have the same tax basis as, and will be deemed to have been acquired on the date of acquisition of, the shares you deliver. You will recognize ordinary income equal to the fair market value of the shares you receive in excess of the number you deliver (less any cash delivered upon exercise). These additional shares will have a tax basis equal to their fair market value on the exercise date, and will be deemed to have been acquired on that date.

(f) Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that you recognize ordinary income, to the extent that such income is considered reasonable compensation under the Code. However, Section 162(m) of the Code limits to $1 million the annual tax deduction that the Company and its subsidiaries can take with respect to the compensation of each of certain executive officers unless the compensation is performance based or certain other exceptions apply. Income recognized with respect to the exercise of stock options and Limited SARs granted under the Plan is expected to qualify as
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performance based. Furthermore, the Company will not be entitled to a deduction with respect to payments that constitute “excess parachute payments” pursuant to Section 280G of the Code and that do not qualify as reasonable compensation pursuant to that section. Such payments will also subject the recipients to a 20% excise tax.

(g) ERISA. The Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

10.          Income Tax Withholding

                 You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability. If you exercise your Option by payment of cash or Common Stock, you can satisfy your withholding obligation either by making a cash payment to the Company of the required amount or by having the Company retain from the Common Stock otherwise deliverable to you upon exercise of your Option shares of Common Stock having a value equal to the amount of your withholding obligation. If you exercise your Option under the cashless option exercise program, if available, any required withholding taxes will be retained by the Company from the proceeds of the sale of your shares. The applicable taxes also will be withheld from the cash payable to you in settlement of the exercise of the Limited SAR. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

                 Any election to have shares withheld must be made on or before the date you exercise your Option. A copy of the withholding election form is attached. The election form does not apply to exercises under the cashless option exercise program.

                 The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option or Limited SAR will be reported on your Form W-2 in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

11.          Administration of the Plan

                 The Plan is administered by the Board of Directors of the Company. The Board has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. Grants of awards under the Plan will be made by the Board only upon recommendation of the Compensation Committee of the Board. The Board can reduce, but cannot increase, an award from the level recommended by the Committee. Members of the Committee, which consists of at least two directors, are appointed annually by the Board and may be removed by the Board. All decisions and acts of the Board are final and binding on all affected Plan participants.

12.          Non-transferability of Option and limited Stock Appreciation Right

                 The Option and Limited SAR granted to you by this letter may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option and Limited SAR may be exercised (at any time prior to its expiration or termination as provided in paragraph 2 and 6) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option and Limited SAR by bequest or inheritance or by reason of your death.

13.          Adjustment In Certain Events

                 In the event of specified changes in the Company’s capital structure, the Board is required to make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number, option price and kind of shares covered by outstanding awards. This letter will continue to apply to your award as so adjusted.

14.          Amendment

                 The Board (upon recommendation of the Committee) may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent (except for (i) amendments or updates to this letter that describe changes in the law that apply to your Option, and (ii) any changes that may be required by the OTS). The Plan and your Option are expressly subject to any terms and conditions that may be required by the OTS.

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                 The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors at any time. However, no amendment, termination or discontinuance of the Plan (other than an amendment or termination that may be required by the OTS) will unfavorably affect any options previously granted to you.

15.          Section 16(b) Considerations

                 If you are deemed to be an officer of the Company for purposes of Section 16(b) (“Section 16(b)”) of the Securities Exchange Act of 1934 (the “Exchange Act”), you will be required to return to the Company any “profit” you realize from the “purchase” and “sale”, or “sale” and “purchase”, of Common Stock within any six month period. Under current law the grant of an option and the receipt of shares upon exercise of an option under the Plan are not “purchases” for purposes of Section 16(b).

                 If you exercise your Option using previously acquired Common Stock, the delivery of shares in satisfaction of the option price will not be deemed to be a “sale A sale of shares on the open market after exercise or pursuant to a broker-assisted cashless option exercise program will be a “sale” under Section 16(b). However, a sale of shares to the Company which has been authorized in advance by the Board of Directors will not be a “sale”.

                 The receipt of cash upon exercise of a Limited SAR will not be a “sale”.

                 The withholding of shares to satisfy your tax liability in connection with an option exercise (as described in paragraph 10) will not be a “sale”.

                 Reporting requirements apply with respect to the above transactions. In most cases, such reports must be received by the Securities and Exchange Commission (the “SEC”) by the second business day after the date of the transaction. Beginning June 30, 2003, all such reports must be filed electronically. If you are subject to Section 16(b), you should consult the Company’s Senior Vice President/Human Resources with respect to these provisions.

16.          Restrictions on Resale

                 There are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, the Company’s insider trading policy imposes certain restrictions on transactions in securities of the Company. In addition, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the SEC, resales of stock acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of stock acquired under the Plan by persons who are not affiliates of the Company.

17.          Effect on Other Benefits

                 Income recognized by you as a result of exercise of the Option or the Limited SAR will not be included in the formula for calculating benefits under the Company’s other benefit plans.

18.          Stockholder Rights Plan

                 On September 17, 1996, the Company adopted a Stockholder Rights Plan pursuant to which it declared a dividend of one Right (a “Right”) for each outstanding share of Common Stock. The Rights Plan provides that the Company will issue one Right together with each share of Common Stock issued by it in the future. Each Right entitles the holder to purchase from the Company a fraction of a share of the Company’s Series A Junior Participating Preferred Stock.

                 The Rights are not exercisable at the present time. At the present time the Rights are represented by certificates for the Common Stock and can only be transferred together with the Common Stock. However, if certain events occur, the rights will become exercisable and at that time will be able to be transferred separately from the Common Stock.

                 If you exercise your Option, you will receive one Right with respect to each share of Common Stock purchased. The exercise price of your Option is not affected by the Rights. You cannot exercise your Option with respect to the shares of Common Stock without the Rights, and vice versa. If the Rights become exercisable, you will receive more detailed information about how they affect your awards under the Plan.

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19.          Regulatory Compliance

                 Under the Plan, the Company is not required to deliver Common Stock upon exercise of your Option if such delivery would violate any applicable law or regulation. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

20.          Company and Plan Documents

                 You may obtain a copy of the Company’s most recent Annual Report to Stockholders and all other communications distributed by the Company to its shareholders, without charge, by written or oral request to the Senior Vice President/Human Resources, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042 (telephone (718) 961-5400).

                 The following documents filed by the Company with the SEC under the Exchange Act are incorporated herein by reference:

(1) The Company’s most recent Annual Report on Form 10-K;

(2) All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act after the end of the period covered by its most recent Annual Report on Form 10-K; and

(3)           The description of the Common Stock and the Rights contained in the registration statements therefor under Section 12 of the Exchange Act, including any amendments filed for the purpose of updating such descriptions.

                 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this letter and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

                 You may obtain a copy of any or all of the documents referred to above, as well as any documents constituting part of a prospectus covering shares offered to you under the Plan, without charge, by written or oral request to the Senior Vice President/Human Resources, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042 (telephone (718) 961-5400).

21.          Experts

                 The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended DATE have been audited by NAME OF AUDITING FRIM, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of a firm of independent accountants, pertaining to such financial statements (to the extent covered by consents filed with the SEC) given upon the authority of such firm as experts in accounting and auditing.

*             *             *             *             *

                 If you have any questions regarding your Option or would like to obtain additional information about the Plan or its administration, please contact the Company’s Senior Vice President/Human Resources, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042 (telephone (718) 961-5400). This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,
Anna M. Piacentini
Senior Vice President and
Corporate Secretary
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